Exhibit 10.1
Execution Version

CONTRIBUTION AGREEMENT
by and among
WESTERN GAS RESOURCES, INC.
WGR HOLDINGS, LLC
WGR ASSET HOLDING COMPANY, LLC
WESTERN GAS HOLDINGS, LLC
as Contributing Parties
and
WESTERN GAS PARTNERS, LP
WESTERN GAS HOLDINGS, LLC
WESTERN GAS OPERATING, LLC
WGR OPERATING, LP
as Recipient Parties
Covering the Contribution of
Western Gas Wyoming, L.L.C.;
The Newcastle Gathering System; and
The Hilight Gathering System
Dated as of November 11, 2008

i

Disclosure Schedules

Schedule 2.1(b)	- Contracts
Schedule 2.1(c)	- Surface Contracts
Schedule 2.1(d)	- Equipment
Schedule 2.2(a)	- Other Interests in Newcastle System
Schedule 2.2(e)	- Certain Excluded Assets
Schedule 2.6(a)	- Preliminary Settlement Statement
Schedule 3.2	- Form of Marketing Agreements
Schedule 4.4	- Preference Rights and Transfer Requirements
Part 1 — Contracts
Part 2 — Surface Contracts
Schedule 4.5	- Contributing Party Litigation
Schedule 4.6(a)	- Easements
Schedule 4.6(b)	- Title
Schedule 4.7(a)	- Tax Matters Relating to the System Assets
Schedule 4.7(b)	- Tax Matters Relating to Western Gas Wyoming
Schedule 4.8	- Compliance With Laws
Schedule 4.9	- Environmental Matters
Schedule 4.11	- Permits
Schedule 4.12	- Contract Matters
Schedule 4.14	- Obligations Relating to Western Gas Wyoming

Schedule 4.15	- Bonds, Letters of Credit and Guarantees
Schedule 4.17	- Sufficiency of the Assets
Schedule 4.19	- Outstanding Capital Commitments
Schedule 4.20	- Insurance
Schedule 5.4	- Recipient Party Litigation
Schedule 6.1(b)	- Contributing Parties’ Ownership of Newcastle System
Schedule 6.3(b)	- Allocation of Cash Consideration and Unit Consideration
Exhibits

Exhibit A	Description of Hilight Gathering System
Exhibit B	Description of Newcastle Gathering System
Exhibit C	Description of Hilight Plant
Exhibit D	Description of Newcastle Plant
Exhibit E	Forms of System Asset Conveyances
Exhibit F	Form of Term Loan Agreement
Exhibit G	Form of Hedging Arrangements

CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT, dated as of November 11, 2008 (the “Agreement”), is made and entered into by and among Western Gas Resources, Inc., a Delaware corporation (“WGR”), WGR Asset Holding Company, LLC, a Delaware limited liability company (“WGRAH”), WGR Holdings, LLC, a Delaware limited liability company (“WGR Holdings”), Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner” and, together with WGR, WGRAH and WGR Holdings, the “Contributing Parties”), and Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), Western Gas Operating, LLC, a Delaware limited liability company (“Western Gas Operating”), and WGR Operating, LP, a Delaware limited partnership (the “Operating Partnership”, and, together with the Partnership, the General Partner and Western Gas Operating, the “Recipient Parties”). The Contributing Parties and Recipient Parties are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, WGR owns all of the equity interests in WGRAH and WGR Holdings, each of which is a disregarded entity for U.S. federal income tax purposes;
     WHEREAS, WGR Holdings owns all of the equity interests in the General Partner, which is a disregarded entity for U.S. federal income tax purposes;
     WHEREAS, WGR Holdings is a limited partner of the Partnership;
     WHEREAS, the General Partner is the sole general partner of the Partnership;
     WHEREAS, the Partnership owns all of the equity interests in Western Gas Operating, which is a disregarded entity for U.S. federal income tax purposes;
     WHEREAS, the Partnership is the sole limited partner and Western Gas Operating is the sole general partner of the Operating Partnership;
     WHEREAS, WGRAH owns the System Assets (defined herein) and the Western Gas Wyoming Interest (defined herein);
     WHEREAS, WGRAH desires to distribute the System Assets and the Western Gas Wyoming Interest to WGR and WGR desires to acquire the same;
     WHEREAS, WGR desires to contribute the System Assets and the Western Gas Wyoming Interest to WGR Holdings and WGR Holdings desires to acquire the same;
     WHEREAS, WGR Holdings desires to contribute an undivided interest in the System Assets and the Western Gas Wyoming Interest to the General Partner, and the General Partner desires to acquire such undivided interest;
     WHEREAS WGR Holdings and the General Partner desire to contribute undivided interests in the System Assets and the Western Gas Wyoming Interest to the Partnership for the

consideration described herein, and the Partnership desires to acquire such undivided interests for such consideration;
     WHEREAS, the Partnership desires to contribute an undivided interest in the System Assets and the Western Gas Wyoming Interest to Western Gas Operating, and Western Gas Operating desires to acquire such undivided interest;
     WHEREAS, the Partnership and Western Gas Operating desire to transfer undivided interests in the System Assets and the Western Gas Wyoming Interest to the Operating Partnership and the Operating Partnership desires to acquire such undivided interests; and
     WHEREAS, in order to avoid multiple conveyances of the System Assets and the Western Gas Wyoming Interest, each of the Parties entitled to receive an interest in the System Assets and the Western Gas Wyoming Interest agrees that WGRAH will be instructed to convey such interest to any Party to which it is required to make a contribution, with the result that WGRAH will convey legal title to the System Assets and the Western Gas Wyoming Interest directly to the Operating Partnership,
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (i) with respect to each of the Anadarko Entities and the Contributing Parties, the term “Affiliate” shall exclude the Partnership Entities, (ii) with respect to each of the Partnership Entities and the Recipient Parties, the term “Affiliate” shall exclude the Anadarko Entities, and (iii) Western Gas Wyoming shall be deemed to be an Affiliate of the Anadarko Entities before the Closing Date and an Affiliate of the Partnership Entities on and after the Closing Date.
     “Aggregate Consideration” has the meaning set forth in Section 9.8.
     “Agreement” has the meaning set forth in the preamble.
     “Anadarko” means Anadarko Petroleum Corporation, a Delaware corporation.
     “Anadarko Entities” means Anadarko and any other Person Controlled by Anadarko other than the Partnership Entities.
     “Anadarko Indemnified Parties” has the meaning set forth in Section 9.2.

     “Ancillary Documents” means, collectively, the Recipient Party Ancillary Documents and the Contributing Party Ancillary Documents.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
     “Cash Consideration” means an amount in cash equal to $175,000,000, less any reductions under Section 6.3.
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended and as interpreted by the applicable Treasury Regulations thereunder.
     “Contracts” has the meaning set forth in Section 2.1(b).
     “Contributed Assets” has the meaning set forth in Section 2.7(a).
     “Contributing Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributing Party, or any Affiliate thereof, at the Closing pursuant to Section 3.2 and each other document or contract entered into by any Contributing Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
     “Contributing Parties” has the meaning set forth in the preamble.
     “Contributing Party Closing Certificate” has the meaning set forth in Section 7.2(b).
     “Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
     “Deductible” has the meaning set forth in Section 9.8(a).
     “Effective Time” has the meaning set forth in Section 3.1.
     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, pollution control or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

     “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of any Hazardous Substances; including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, the Wyoming Environmental Quality Act and other environmental conservation and protection laws, each as amended through the Closing Date.
     “Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Equipment” has the meaning set forth in Section 2.1(d).
     “Equity Interest” means any capital stock, partnership interest, membership interest or other unit of equity security, equity ownership or voting security (including any security convertible into or exchangeable or exercisable for any of the same).
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Final Settlement Statement” has the meaning set forth in Section 2.6(b).
     “Fort Union Contracts” means all contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which the Fort Union Partnership or any of its properties or assets are bound, or that relate to or are otherwise applicable to Fort Union Partnership (including exchange agreements, transportation or gathering agreements, construction agreements, operating agreements, environmental compliance agreements, processing agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of the Fort Union Partnership, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to the Fort Union Partnership or any of its properties or assets).
     “Fort Union Operating Agreement” means the Construction and Field Operations Agreement between Fort Union Gas Gathering, L.L.C. and Western Gas Resources, Inc., effective December 17, 1998.
     “Fort Union Partnership” means Fort Union Gas Gathering, L.L.C., a Delaware limited liability company.

     “Fort Union Partnership Agreement” means the Limited Liability Company Operating Agreement of Fort Union Partnership, dated December 17, 1998, among Copano Pipelines/Rocky Mountains, LLC, Crestone Powder River, L.L.C., Western Gas Wyoming, L.L.C. and Bargath, Inc., as amended by the letter agreement dated February 26, 1999, the Agreement for Admission of Additional Members and First Amendment dated March 17, 1999, the Second Amendment to Limited Liability Company Agreement of Fort Union Partnership, dated as of April 13, 1999, and the Agreement for Admission of Member to Fort Union Partnership, dated as of December 21, 1999.
     “Fort Union Partnership Interest” means a 14.81% limited liability company interest in the Fort Union Partnership owned by Western Gas Wyoming.
     “Fort Union Permits” has the meaning set forth in Section 4.11(c).
     “GAAP” means generally accepted accounting principles in the United States, consistently applied.
     “General Partner” has the meaning set forth in the preamble.
     “Governmental Entity” means any Federal, state, local, municipal or foreign court or governmental agency, authority or instrumentality or regulatory body having jurisdiction.
     “Hazardous Substance” means (i) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Hedging Arrangements” means the hedging arrangements substantially in the form of Exhibit G.
     “Hilight Gathering System” means the natural gas gathering system depicted in the map attached as Exhibit A and all appurtenances thereto (but excluding any pipelines, equipment or other properties that are located upstream of the inlet flange of the meters where Hydrocarbons are delivered into the pipelines comprising such natural gas gathering system).
     “Hilight Plant” means the processing plant and isomerization plant described on the attached Exhibit C and located at the terminus of the Hilight Gathering System and all appurtenances thereto.
     “Hilight System” means the Hilight Gathering System and the Hilight Plant.
     “Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

     “Indemnified Party” means any Person entitled to indemnification in accordance with Article IX.
     “Indemnifying Party” means any Person from whom indemnification is required in accordance with Article IX.
     “Indemnity Claim” has the meaning set forth in Section 9.4.
     “Independent Accountants” has the meaning set forth in Section 2.6(c).
     “Knowledge” and any variations thereof or words to the same effect means: (i) with respect to the Contributing Parties (including the Operator), the actual knowledge of: (a) the officers of the Contributing Parties and their respective Affiliates and (b) the employees of Contributing Parties who have responsibility for the System Assets and who have the title of Midstream General Manager or Midstream Commercial Development Regional Manager; (ii) with respect to the Recipient Parties, the actual knowledge of the officers of Recipient Parties and their respective Affiliates; and (iii) with respect to Operator, the actual knowledge of the officers of Operator.
     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
     “Lien” means any lien, security interest, mortgage, pledge, charge, encumbrance or right of others.
     “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.
     “Marketing Agreements” means the marketing agreements substantially in the form of Schedule 3.2.
     “Material Adverse Effect” means any effect that is material and adverse to the ownership, operation, value, properties, assets, liabilities, financial condition, results of operations, or business (as currently operated) of (a) the Highlight System or the assets related thereto, or the Contributing Parties’ interest therein, (b) the Newcastle System or the assets related thereto, or the Contributing Parties’ interest therein, and (c) the Fort Union Partnership, the Fort Union Partnership Interest, Western Gas Wyoming or the Western Gas Wyoming Interest (taken as a whole); provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic or financial conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) unless such effect disproportionately affects the Highlight System, the Newcastle System or the Fort Union Partnership, as applicable, relative to such industry, and (iv) any effect resulting from a change in Laws.

     “Newcastle Gathering System” means the natural gas gathering system depicted in the map attached as Exhibit B and all appurtenances thereto (but excluding any pipelines, equipment or other properties that are located upstream of the inlet flange of the meters where Hydrocarbons are delivered into the pipelines comprising such natural gas gathering system).
     “Newcastle Plant” means the processing plant described on the attached Exhibit D and located at the terminus of the Newcastle Gathering System and all appurtenances thereto.
     “Newcastle System” means the Newcastle Gathering System and the Newcastle Plant.
     “NORM” means naturally occurring radioactive material.
     “Omnibus Agreement” has the meaning set forth in Section 7.1(d).
     “Operating Partnership” has the meaning set forth in the preamble.
     “Operator” means Western Gas Resources, Inc., solely in its capacity as operator pursuant to the terms of the Fort Union Operating Agreement.
     “Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
     “Partnership” has the meaning set forth in the preamble.
     “Partnership Agreement Amendment” has the meaning set forth in Section 7.1(e).
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2008, as such agreement is in effect on the date of this Agreement.
     “Partnership Debt” has the meaning set forth in Section 2.5.
     “Partnership Entities” means the General Partner and each member of the Partnership Group.
     “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
     “Partnership Indemnified Parties” has the meaning set forth in Section 9.3.
     “Party” and “Parties” have the meanings set forth in the preamble.
     “Permits” means all permits, licenses, variances, exemptions, Orders, franchises, consents, registrations, exemptions, authorizations, permissions and approvals of all Governmental Entities necessary for the lawful ownership, lease and operation of the System Assets, the Western Gas Wyoming Interest and the Fort Union Partnership Interest.

     “Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, and (iii) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not and could not reasonably be expected to interfere materially with the ordinary conduct of the business of the System Assets, Western Gas Wyoming or the Fort Union Partnership.
     “Person” means any individual, firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Entity or other entity.
     “Pipelines” has the meaning set forth in Section 2.1(f).
     “Plants” means the Hilight Plant and the Newcastle Plant.
     “Post Closing Consents” means (i) any consent, approval or permit of, or filing with or notice to, any Governmental Entity, railroad company or public utility which has issued or granted any permit, license, right of way, lease or other authorizations permitting any part of any Pipeline or Plant included in the System Assets to cross or be placed on land owned or controlled by such Governmental Entity, railroad company or public utility and (ii) any consent, approval or permit of, or filing with or notice to, any Governmental Entity or other third party that, in the case of both clause (i) and (ii), is customarily obtained or made after closing in connection with transactions similar in nature to the transactions contemplated hereby.
     “Preference Property” has the meaning set forth in Section 6.3(b).
     “Preference Right” means any right or agreement that enables any Person to purchase or acquire any System Asset, the Western Gas Wyoming Interest, the Fort Union Partnership Interest or any properties or assets of Fort Union Partnership (or any interest in or portion of any of them) as a result of or in connection with (i) the sale, assignment or other transfer of any System Asset, the Western Gas Wyoming Interest, the Fort Union Partnership Interest or any properties or assets of Fort Union Partnership (or any interest in or portion of either of them) or (ii) the execution or delivery of this Agreement or the consummation or performance of this Agreement or the transactions contemplated hereby.
     “Preliminary Settlement Statement” has the meaning set forth in Section 2.6(a).
     “Recipient Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Recipient Party, or any Affiliate thereof, at the Closing pursuant to Section 3.3 and each other document or contract entered into by any Recipient Party, or any Affiliate thereof, in connection with this Agreement or the Closing.
     “Recipient Parties” has the meaning set forth in the preamble.
     “Recipient Party Closing Certificate” has the meaning set forth in Section 7.3(b).

     “Records” has the meaning set forth in Section 2.1(h).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Securities Act” means the Securities Act of 1933.
     “Settlement Notice” has the meaning set forth in Section 2.6(c).
     “Special Committee” has the meaning set forth in the Partnership Agreement.
     “Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which more than 50% of the partnership interests (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement made by certain Subsidiaries of WGRAH, including Western Gas Wyoming, in favor of Trinity Associates LLC, dated as of December 27, 2007.
     “Surface Contracts” has the meaning set forth in Section 2.1(c).
     “System Assets” has the meaning set forth in Section 2.1.
     “System Asset Conveyances” means instruments substantially in the forms attached hereto as Exhibit F.
     “Systems” means the Newcastle System and the Hilight System.
     “Tax” or “Taxes” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, margins, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings relating to, or required to be filed in connection with, any Taxes.
     “Tax-Sharing Agreements” means all existing contracts or arrangements (whether or not written) regarding the sharing, allocation, or payment of Taxes or amounts in lieu of Taxes.
     “Term Loan Agreement” means a term loan agreement substantially in the form of Exhibit F.
     “Termination Date” has the meaning set forth in Section 8.1(a)(ii).
     “TPH” has the meaning set forth in Section 4.21.
     “Transfer Requirements” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any System Asset or the Western Gas Wyoming Interest (or any interest in any of them), other than Post Closing Consents.
     “Treasury Regulations” has the meaning set forth in Section 2.5.
     “Unit Consideration” means 2,556,891 common units of the Partnership, less any reductions under Section 6.3.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.
     “Western Gas Wyoming” means Western Gas Wyoming, L.L.C., a Wyoming limited liability company.
     “Western Gas Wyoming Interest” means 100% of the membership interest in Western Gas Wyoming.
     “WGR” has the meaning set forth in the preamble.
     “WGRAH” has the meaning set forth in the preamble.

     “WGW Contribution Agreement” means a conveyance, in form mutually agreeable to the Parties, reflecting the contribution of the Western Gas Wyoming Interest by the Operating Partnership.
     Section 1.2 Rules of Construction.
          (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
          (c) It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
          (d) The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.
          (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
          (g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day without interest.
          (h) Any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the date of this Agreement.

ARTICLE II
CONTRIBUTION; CLOSING
     Section 2.1 Contribution of the System Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, WGRAH shall contribute, assign, transfer and convey (or cause to be contributed, assigned, transferred and conveyed) to the Operating Partnership, and the Operating Partnership shall accept contribution of, the System Assets pursuant to the System Asset Conveyances and in accordance with Section 2.7. As used herein, the term “System Assets” means the following (but excluding the Excluded Assets):
          (a) The Systems;
          (b) All contracts, agreements, instruments, undertakings or commitments (including intercompany contracts, agreements, instruments, undertakings or commitments), written or oral, by which any System is bound, or that relate to or are otherwise applicable to any System (including exchange agreements, transportation or gathering agreements, construction agreements, operating agreements, work orders, purchase orders, service agreements, rental agreements, compression agreements, utility services agreements, non-disturbance agreements for the benefit of the Contributing Parties, fractionation agreements, and agreements for the sale and purchase of oil, gas, casinghead gas or other Hydrocarbons or processing agreements to the extent applicable to any System), including those identified on Schedule 2.1(b) (hereinafter collectively referred to as “Contracts”);
          (c) All easements, Permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use in connection with any System (including those identified on Schedule 2.1(c)) (“Surface Contracts”);
          (d) All equipment, machinery, tools, supplies, parts, work-in-progress, radios and other communications equipment, leased personal property, fixtures and other tangible personal property and improvements located on any System or used or held for use primarily in connection with the operation of any System, including those identified on Schedule 2.1(d) (“Equipment”);
          (e) All claims, causes of action and rights of Contributing Parties under or pursuant to all warranties, representations and guarantees made by suppliers, vendors, manufacturers, subcontractors and contractors relating to products sold, or services provided, to the extent used or held for use in connection with or affecting any of the System Assets;
          (f) All pipelines, gathering systems and appurtenances thereto being part of any System or used, or held for use, in connection with the operation of any System (“Pipelines”);
          (g) All Hydrocarbon linefill and Hydrocarbons existing within the Pipelines from and after the Effective Time;
          (h) All materials and equipment inventory related to or used primarily in connection with the System Assets;

          (i) All (i) accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code of Texas), cash, cash equivalents, notes payable and receivable, accounts payable and receivable, supplier and customer lists, files and correspondence related thereto, bank accounts, savings accounts, safe deposit boxes and the contents of each of the foregoing, certificates of deposit refunds due customers, refunds from suppliers or contractors, prepaid and deferred items (including taxes) attributable to the ownership or operation of the System Assets on or after the Effective Time; and (ii) Liens in favor of Contributing Parties that exist as of the Effective Time, whether choate or inchoate, under any Law or under any of the Contracts (A) arising from the ownership, operation or sale or other disposition of any of the System Assets or (B) arising in favor of Contributing Parties as the operator of certain of the System Assets, but only to the extent a Recipient Party is appointed successor operator; and
          (j) All land files, gas contract files, gas gathering and processing files, land surveys, maps, engineering data and reports, and other books, records, data, files, and accounting records (regardless of whether paper or electronic media), in each case to the extent related primarily to the System Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 6.3, (ii) computer or communications software of intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Contributing Parties’ legal counsel, and (iv) reserve studies and evaluations (subject to such exclusions, the “Records”); provided, however, that Contributing Parties may retain copies of such Records as Contributing Parties have reasonably determined may be required for litigation, tax, accounting, or auditing purposes, or otherwise necessary to perform such Parties’ obligations under the Omnibus Agreement and the Services and Secondment Agreement, and provide Recipient Parties with the originals thereof.
     Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the System Assets shall not include, and there are excepted, reserved and excluded from the transactions contemplated hereby, the following (collectively, the “Excluded Assets”):
          (a) The undivided 44.7% interest and the undivided 5.3% interest, owned by Black Hills Exploration and Production and by John Paulson, respectively, in the System Assets related solely to the Newcastle System and described on Schedule 2.2(a);
          (b) All corporate, financial, income and franchise Tax and legal records of Contributing Parties that relate primarily to Contributing Parties’ business generally (whether or not relating to the System Assets), and all books, records and files to the extent that the same relate to the Excluded Assets and copies of those records retained by Contributing Parties pursuant to Section 2.1(j);
          (c) All geological and geophysical data (including all seismic data, including reprocessed data) and all logs, interpretive data, technical evaluations, technical outputs, reserve estimates and economic estimates;

          (d) All rights to any refund of Taxes in respect of any Taxes for which any Contributing Party is liable for payment or for which Anadarko is required to indemnify the Recipient Parties under Section 9.3;
          (e) Those items listed in Schedule 2.2(e);
          (f) All trade credits, accounts receivable, notes receivable, and other receivables attributable to the System Assets with respect to any period of time prior to the Effective Time;
          (g) All right, title and interest of Contributing Parties in and to vehicles used in connection with the System Assets;
          (h) All rights, titles, claims and interests of Contributing Parties or any Affiliate of a Contributing Party with respect to any period of time prior to the Effective Time (i) to or under any policy or agreement of insurance or any insurance proceeds, except to the extent Recipient Parties assume liability for a Loss for which a Contributing Party is insured, and (ii) to or under any bond or bond proceeds;
          (i) Any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Contributing Parties or any Affiliate of a Contributing Party or any business of a Contributing Party or of any Affiliate of a Contributing Party;
          (j) Any pipelines, equipment or other properties that are located upstream of the inlet flange of the meters where Hydrocarbons are delivered into the Pipelines; and
          (k) Any transportation agreements for Hydrocarbon take-away capacity from the Plants, all of which are being replaced with substantially identical agreements pursuant to Section 7.1(d).
     Section 2.3 Contribution of the Western Gas Wyoming Interest. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, WGRAH shall contribute, assign, transfer and convey (or cause to be contributed, assigned, transferred and conveyed) to the Operating Partnership, and the Operating Partnership shall accept contribution of, the Western Gas Wyoming Interest pursuant to the WGW Contribution Agreement and in accordance with Section 2.7.
     Section 2.4 Consideration. In consideration for the contribution of the System Assets and the contribution of the Western Gas Wyoming Interest, the Partnership shall distribute to WGR Holdings at Closing the Cash Consideration and shall issue to WGR Holdings at Closing the Unit Consideration.
     Section 2.5 Borrowing by the Partnership; Tax Treatment of Cash Consideration. Immediately prior to the Closing, the Partnership shall borrow the Cash Consideration from Anadarko pursuant to the Term Loan Agreement (the “Partnership Debt”). The Parties agree that the distribution of the Cash Consideration to WGR Holdings shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations promulgated under the Code (the “Treasury Regulations”) and that the entire amount of the Partnership Debt is allocable to, and shall be allocated to, WGR Holdings under Sections 1.752-2 and 1.707-5(b) of the Treasury Regulations. The Parties agree that the distribution of the Cash Consideration will be disclosed in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.
     Section 2.6 Purchase Price Adjustments. The value of the Cash Consideration shall be subject to cash adjustments pursuant to this Section 2.6. The value of the Unit Consideration shall be subject to adjustment pursuant to this Section 2.6. Each payment of an adjustment to the Cash Consideration or the Unit Consideration shall be made at Closing if the adjustment is determined by such date, or otherwise, in the Final Settlement Statement (defined herein). The Parties shall use all commercially reasonable efforts to agree upon the adjustments set forth in this Section 2.6, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.
          (a) Preliminary Settlement Statement. Three Business Days before the Closing Date, the Contributing Parties shall deliver to the Recipient Parties a written statement in the form of Schedule 2.6(a) (the “Preliminary Settlement Statement”) setting forth the Cash Consideration and the Unit Consideration and, if the Cash Consideration and the Unit Consideration are to be reduced by the amount set forth on Schedule 6.3(b) pursuant to Section 6.3(b), the amount of such reduction, as determined in good faith by the Contributing Parties. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments. Payment of the Cash Consideration and the Unit Consideration at the Closing shall be based on the Preliminary Settlement Statement.
          (b) Final Settlement Statement. No later than forty-five (45) days after the Closing Date and after consultation with the Recipient Parties, the Contributing Parties shall deliver to the Recipient Parties a revised settlement statement showing in reasonable detail the Contributing Parties’ calculation of (i) any reduction of the Cash Consideration and the Unit Consideration pursuant to Section 6.3(c), and (ii) any payments to be made pursuant to Section 3.4 upon the finalization of the Final Settlement Statement (which payments in this clause (ii) are not part of or adjustments to the Cash Consideration and the Unit Consideration), as determined in good faith by the Contributing Parties (said revised statement and the calculation thereof shall be referred to as the “Final Settlement Statement”).
          (c) Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by the Recipient Parties, unless prior to such date the Recipient Parties deliver written notice to the Contributing Parties of their disagreement with the Final Settlement Statement (a “Settlement Notice”). Any Settlement Notice shall set forth the Recipient Parties’ proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which the Recipient Parties propose such changes. If the Recipient Parties have timely delivered a Settlement Notice, the Recipient Parties and the Contributing Parties shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by the Recipient Parties and the Contributing Parties by the 30th day following the Contributing Parties’ receipt of a Settlement Notice, any remaining disputed items shall be submitted to one of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP or PricewaterhouseCoopers LLP, as mutually agreed upon by the parties (the “Independent

Accountants”) for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by the Contributing Parties and fifty percent (50%) by the Recipient Parties. The Independent Accountants’ determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal. The Final Settlement Statement, as modified to reflect disputes resolved as described above, shall become the Final Settlement Statement.
          (d) Payments. If the final amount as set forth in the Final Settlement Statement exceeds the estimated amount as set forth in the Preliminary Settlement Statement, then the Recipient Parties shall pay to the Contributing Parties the amount of such excess. If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then the Contributing Parties shall pay to the Recipient Parties the amount of such excess. Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 2.5(c). Any payment received by the Contributing Parties pursuant to this Section 2.6(d) shall be treated, to the extent allowed by Law, as a reimbursement of pre-formation expenditures pursuant to Section 1.707-4(d) of the Treasury Regulations.
          (e) Access to Records. The Parties shall grant to each other full access to the Records and any other relevant records (but only to the extent the Party may do so without breaching any contractual restriction binding on such Party) and its relevant personnel to allow each of them to make evaluations under this Section 2.6.
     Section 2.7 Contemplated Legal Steps. To avoid multiple state law conveyances of the System Assets and the Western Gas Wyoming Interest, each Party entitled to receive an interest in the System Assets and the Western Gas Wyoming Interest pursuant to this Section 2.7 agrees that WGRAH is instructed to convey such interests to each successive Party such that WGRAH will convey legal title to the System Assets and the Western Gas Wyoming Interest directly to the Operating Partnership in a single state law conveyance, which shall accomplish the following discrete transfers:
          (a) WGRAH distributes the System Assets and the Western Gas Wyoming Interest (collectively, the “Contributed Assets”) to WGR;
          (b) WGR contributes the Contributed Assets to WGR Holdings;
          (c) WGR Holdings contributes an undivided interest in the Contributed Assets to the General Partner where:
          (i) The undivided interest transferred by WGR Holdings to the General Partner is equal to 2% of “Net Equity”; and
          (ii) “Net Equity” is equal to the gross fair market value of the Contributed Assets minus the Cash Consideration to be distributed to WGR Holdings pursuant to Section 2.4;

          (d) WGR Holdings and the General Partner contribute their respective undivided interests in the Contributed Assets to the Partnership such that:
          (i) The General Partner receives an increased general partner capital account; and
          (ii) WGR Holdings receives the Cash Consideration and the Unit Consideration;
          (e) The Partnership conveys a .01% interest in the Contributed Assets to Western Gas Operating; and
          (f) The Partnership and Western Gas Operating convey their undivided interests in the Contributed Assets to the Operating Partnership in exchange for increased capital accounts.
ARTICLE III
CLOSING
     Section 3.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as Recipient Parties and Contributing Parties may mutually determine (the “Closing Date”), subject to the rights of the Parties under Article VIII; provided, however, that after the Closing has occurred, unless otherwise agreed by the Parties, the Closing shall be deemed to have been consummated at 12:01 a.m. Houston, Texas time on the Closing Date (the “Effective Time”).
     Section 3.2 Deliveries by the Contributing Parties. At the Closing, the Contributing Parties will deliver (or cause to be delivered) the following:
          (a) A counterpart to the WGW Contribution Agreement, duly executed by the applicable Contributing Party or Contributing Parties;
          (b) A counterpart to each of the System Asset Conveyances, duly executed by the applicable Contributing Party or Contributing Parties;
          (c) The Contributing Party Closing Certificate, duly executed by an officer of Anadarko;
          (d) A certificate under Section 1.1445-2(b)(2) of the Treasury Regulations certifying that each applicable Contributing Party is not a foreign person within the meaning of Section 1445(f)(3) of the Code; and
          (e) A release of Western Gas Wyoming from the Subsidiary Guarantee Agreement, reasonably satisfactory in form and substance to the Partnership;

          (f) A counterpart to each of the Marketing Agreements, duly executed by Anadarko Energy Services Company or Western Gas Resources, Inc., as applicable, which will replace the agreements included in the Excluded Assets pursuant to Section 2.2(k);
          (g) A counterpart to the Hedging Arrangements, duly executed by the appropriate Contributing Parties;
          (h) A counterpart to the Partnership Agreement Amendment, duly executed by the General Partner;
          (i) A counterpart to the Term Loan Agreement, duly executed by Anadarko; and
          (j) Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Recipient Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
     Section 3.3 Deliveries by the Recipient Parties. At the Closing, the Recipient Parties will deliver (or cause to be delivered) the following:
          (a) The Cash Consideration, by wire transfer to an account specified by WGR;
          (b) The Unit Consideration, by issuance of a certificate reflecting the issuance of such common units to Anadarko or the Anadarko Entity designated by WGR, by instruction to the Partnership’s transfer agent or otherwise;
          (c) A counterpart to the WGW Contribution Agreement, duly executed by the applicable Recipient Party or Recipient Parties;
          (d) A counterpart to each of the System Asset Conveyances, duly executed by the applicable Recipient Party or Recipient Parties;
          (e) The Recipient Party Closing Certificate, duly executed by an officer of the General Partner;
          (f) A counterpart to the Term Loan Agreement, duly executed by the Partnership;
          (g) A counterpart to each of the Marketing Agreements, duly executed by the appropriate Recipient Parties;
          (h) A counterpart to the Hedging Arrangements, duly executed by the appropriate Recipient Parties;
          (i) A counterpart to the Partnership Agreement Amendment, duly executed by the General Partner; and

          (j) Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
     Section 3.4 Receipts and Credits. Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the System Assets (as determined in accordance with GAAP consistent with past practices) (i) for all periods of time at, from and after the Effective Time, shall be the sole property and entitlement of the Recipient Parties, and, to the extent received by any Contributing Party or one of its Affiliates, shall be promptly accounted for and transmitted to the appropriate Recipient Party and (ii) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of the Contributing Parties and, to the extent received by any Recipient Party, shall be promptly accounted for and transmitted to the appropriate Contributing Party. In addition, subject to the terms hereof, all invoices, costs, expenses, disbursements and payables attributable to the System Assets (as determined in accordance with GAAP consistent with past practices) (A) for all periods of time at, from and after the Effective Time, shall be the sole obligation of the Recipient Parties, and the Recipient Parties shall promptly pay or, if paid by any Contributing Party, promptly reimburse such Contributing Party for, same and (B) for all periods of time prior to the Effective Time, shall be the sole obligation of the Contributing Parties, and the Contributing Parties shall promptly pay or, if paid by any Recipient Party, promptly reimburse such Recipient Party for, same. Any amounts owing to a Party in accordance with the previous two sentences before the delivery of the revised settlement statement pursuant to Section 2.6(b) shall be included in the Final Settlement Statement and paid at the time set forth in Section 2.6(d). For avoidance of doubt, adjustments pursuant to this Section 3.4 shall not constitute adjustments of the Cash Consideration or Unit Consideration.
     Section 3.5 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the System Assets shall be prorated between the Recipient Parties, on the one hand, and the Contributing Parties, on the other hand, with the Contributing Parties being responsible for amounts related to the period up to but excluding the Effective Time and the Recipient Parties being responsible for amounts related to the period at and after the Effective Time. If the final real property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.
     Section 3.6 Closing Costs; Transfer Taxes and Fees.
          (a) Allocation of Costs. The Contributing Parties shall pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the System Assets (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the System Assets.

          (b) Reimbursement. If any Recipient Party, on the one hand, or any Contributing Party, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ANADARKO AND THE CONTRIBUTING PARTIES
     Anadarko and the Contributing Parties, jointly and severally, hereby represent and warrant to the Recipient Parties as follows (except with respect to representations and warranties relating to the Fort Union Partnership, other than in Section 4.6(b), which are made solely by Operator):
     Section 4.1 Organization. Each Contributing Party is an entity duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite entity power and authority to own, operate and lease the System Assets and the Western Gas Wyoming Interest and to carry on its business as now conducted where the System Assets are now located, and is duly qualified to do business as a foreign entity in each jurisdiction where System Assets are located or its business is conducted. Western Gas Wyoming is a limited liability company duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite entity power and authority to own, operate and lease its assets and to carry on its business as now conducted, and is duly qualified to do business as a foreign entity in each jurisdiction where its assets are located or its business is conducted. To Operator’s Knowledge, Fort Union Partnership is a limited liability company, duly organized, validly existing and in good standing under the Laws of its state of organization and has all requisite entity power and authority to own, operate and lease its assets and carry on its business as now conducted.
     Section 4.2 Authorization; Enforceability. Each Contributing Party has, as appropriate, full corporate or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Contributing Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each Contributing Party of this Agreement and the Contributing Party Ancillary Documents and the consummation by such Contributing Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action of the Contributing Parties. This Agreement has been duly executed and delivered by each Contributing Party and constitutes (and each Contributing Party Ancillary Document executed or to be executed by each Contributing Party has been, or when executed will be, duly executed and delivered by such Contributing Party and constitutes, or when executed and delivered will constitute), a valid and legally binding obligation of such Contributing Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     Section 4.3 No Conflicts. Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 4.4, the execution and delivery by each Contributing Party of this Agreement and the other Contributing Party Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do and will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of such Contributing Party’s organizational documents or any material agreement or instrument to which it is a party or by which it is bound, or the Fort Union Partnership Agreement or any other organizational document of Fort Union Partnership or of Western Gas Wyoming, (ii) violate any Law applicable to any Contributing Party, the System Assets, Western Gas Wyoming or Fort Union Partnership, or (iii) violate, result in any breach of, or constitute a default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the System Assets, Western Gas Wyoming, the Western Gas Wyoming Interest, or the Fort Union Partnership Interest pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties or by which any of such assets or properties is bound or affected, except (in the case of (iii) above) for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Entity where the same are not required prior to the sale, assignment or contribution of such asset or are customarily obtained subsequent to the sale, assignment or contribution thereof, and (b) violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 4.4 Preference Rights and Transfer Requirements. None of the System Assets, the Western Gas Wyoming Interest, the Fort Union Partnership Interest, or any portion of any of them is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except (i) as set forth in Schedule 4.4, and (ii) Post Closing Consents.
     Section 4.5 Litigation. Except as disclosed on Schedule 4.5, (i) there are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending before any Governmental Entity or arbitrator or to Contributing Parties’ Knowledge threatened in writing against a Contributing Party or any of its Affiliates, or any System Asset, the Western Gas Wyoming Interest, or the Fort Union Partnership Interest or the ownership or operation of any thereof (a) seeking to prevent the consummation of the transactions contemplated hereby, or (b) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) no event has occurred nor does any circumstance exist that may give rise to, or serve as a basis for, the commencement of any proceeding described in the immediately foregoing clause (i); and (iii) there is no Order relating to the use or ownership of the System Assets or the Western Gas Wyoming Interest or, to Operator’s Knowledge, the Fort Union Partnership Interest to which a Contributing Party, its Affiliates, or any of the System Assets, the Western Gas Wyoming Interest, the Fort Union Partnership Interest or Fort Union Partnership is subject.
     Section 4.6 Title.
          (a) Except as set forth on Schedule 4.6(a), WGRAH is the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests (including rights of way)

in and to the lands on which are located any System Assets sufficient to enable the Recipient Parties to use or operate the System Assets in substantially the same manner that the System Assets were used and operated by WGRAH immediately prior to the Closing Date. A true and complete list of all material Surface Contracts is set forth on Schedule 2.1(c). WGRAH has good and valid title in fee to all real property and interests in real property included in the System Assets purported to be owned in fee, and good and valid title to the leasehold estates in all real property and interests in real property (including rights of way) included in the System Assets purported to be leased or held pursuant to an easement, in each case except as would not have a Material Adverse Effect. WGRAH owns all such Surface Contracts, real property and interests in real property free and clear of any Liens other than Permitted Liens.
          (b) WGRAH has good and valid title to, holds of record and owns beneficially the Western Gas Wyoming Interest free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and as set forth on Schedule 4.6(b). Western Gas Wyoming has good and valid title to, holds of record and owns beneficially the Fort Union Partnership Interest free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws and the Fort Union Partnership Agreement and as set forth on Schedule 4.6(b). With respect to Western Gas Wyoming (and to the Operator’s Knowledge with respect to Fort Union Partnership), there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of such entities, any other commitments or agreements providing for the issuance of additional Equity Interests or the repurchase or redemption of Equity Interests of such entities, and there are no agreements or rights of any kind which may obligate Western Gas Wyoming or Fort Union Partnership to issue, purchase, redeem or otherwise acquire any of their respective Equity Interests, other than as expressly set forth in the Fort Union Partnership Agreement. Except as expressly set forth in the Fort Union Partnership Agreement (a true, correct and complete copy of which has been provided to the Recipient Parties), there are no voting agreements, proxies or other similar agreements or understandings with respect to the Equity Interests of Western Gas Wyoming or (to the extent binding on Western Gas Wyoming or on the Recipient Parties after the Closing) Fort Union Partnership. The Western Gas Wyoming Interest and the Fort Union Partnership Interest are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with applicable Laws.
          (c) The Contributing Parties have good and marketable title to all tangible personal property included in the System Assets, free and clear of all Liens other than Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice.
     Section 4.7 Taxes and Assessments.
          (a) System Assets. Except as set forth on Schedule 4.7(a), (i) all Tax Returns relating to the System Assets have been duly filed on a timely basis with the appropriate Tax Authority, (ii) such Tax Returns are true, complete and correct in all material respects, and (iii) all Taxes relating to the System Assets have been paid, except those being contested in good faith as set forth on Schedule 4.7(a). With respect to all Taxes related to the System Assets, except as set forth on Schedule 4.7(a), (i) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax, (ii) there are no administrative proceedings or lawsuits pending against the System Assets by any Taxing Authority; and (iii) there are no Tax Liens on any of the System Assets except for liens for Taxes not yet due.
          (b) Western Gas Wyoming. Except as set forth on Schedule 4.7(b), with respect to Western Gas Wyoming (and, to the Operator’s Knowledge, with respect to Fort Union Partnership) (i) all Tax Returns required to be filed have been duly filed on a timely basis with the appropriate Tax Authority, and are true, correct and complete in all material respects, (ii) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (iii) there are no Liens on any of the assets of Western Gas Wyoming or Fort Union Partnership that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there is no claim, action, or proceeding pending by any applicable Tax Authority in connection with any Tax, (v) no Tax Returns are now under audit or examination by any Tax Authority, (vi) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any such Tax, (vii) no written claim has been made by any Tax Authority in a jurisdiction where either Western Gas Wyoming or Fort Union Partnership does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (viii) neither Western Gas Wyoming nor Fort Union Partnership is a party to any Tax-Sharing Agreement, or is otherwise liable for the Taxes of any other Person (including as a transferee or successor), (ix) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Western Gas Wyoming or Fort Union Partnership, and (xi) neither Western Gas Wyoming nor Fort Union Partnership has, during any period for which the statute of limitations for any relevant Tax has not expired, participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4.
          (c) Tax Classification. Since its inception, Western Gas Wyoming has been disregarded as an entity separate from its owner for federal income tax purposes. Since its inception, Fort Union Partnership has been classified as a partnership for federal income tax purposes. The classification for federal income tax purposes of Western Gas Wyoming and Fort Union Partnership will not change after the Closing by reason of any action taken by any of the Contributing Parties on or before the Closing Date or by reason of any action taken on or before the Closing Date by any Person who was at the time such action was taken an Affiliate of any of the Contributing Parties.
          (d) Qualifying Income. In the twelve (12) month period ended December 31, 2007, more than ninety percent (90%) of the gross income (as determined for federal income tax purposes) of the businesses conducted with the System Assets and by Western Gas Wyoming and Fort Union Partnership was qualifying income, within the meaning of Section 7704(d) of the Code. The Contributing Parties expect that more than ninety percent (90%) of the gross income of the business that is to be conducted with the System Assets and by Western Gas Wyoming and Fort Union Partnership in 2008 will be such qualifying income.
     Section 4.8 Compliance With Laws. Except as set forth in Schedule 4.8, the System Assets (and to Operator’s Knowledge, the Fort Union Partnership) are, and the ownership and operation of the System Assets (and to Operator’s Knowledge, the Fort Union Partnership) are,

in compliance with the provisions and requirements of all Laws of all Governmental Entities having jurisdiction with respect to the System Assets or the Fort Union Partnership, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, Contributing Parties make no representation or warranty, express or implied, under this Section 4.8 relating to any Environmental Activity or Environmental Law, which are addressed in Section 4.9.
     Section 4.9 Environmental Matters. To the Knowledge of the Contributing Parties with respect to the System Assets, and to Operator’s Knowledge with respect to the Fort Union Partnership, except as set forth on Schedule 4.9:
          (a) The operations of the Contributing Parties and Fort Union Partnership are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required under all applicable Environmental Laws;
          (b) The Contributing Parties and Fort Union Partnership have not caused or allowed the generation, use, treatment, manufacture, storage or disposal of any Hazardous Substance at, on or from the System Assets or the properties or assets of Fort Union Partnership, except in accordance with all applicable Environmental Laws;
          (c) None of the Contributing Parties or Fort Union Partnership is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws relating to the System Assets or the properties or assets of Fort Union Partnership and requiring remediation or the payment of a fine or penalty; and
          (d) None of the Contributing Parties or Fort Union Partnership is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with Environmental Laws or any other environmental matter, including any Environmental Activity, relating to the System Assets or the properties or assets of Fort Union Partnership.
     Section 4.10 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Contributing Parties or a Contributing Party Affiliate who is entitled to receive from any Party or its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 4.11 Permits.
          (a) Except as set forth in Schedule 4.11, Contributing Parties have obtained and are maintaining all Permits, in compliance with all Laws and the terms and conditions of such Permits, the loss of which would, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except as set forth in Schedule 4.11, no Permits that are material to the operation of the System Assets will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All Permits that are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Contributing Parties or the Systems shall be deemed included under the warranty in this Section.
          (c) To Operator’s Knowledge and except as set forth in Schedule 4.11, Fort Union Partnership has obtained and is maintaining all permits, licenses, variances, exemptions, Orders, franchises, consents, authorities, and approvals of all Governmental Entities necessary or desirable for the lawful ownership and operation of the Fort Union Partnership and its business and assets (“Fort Union Permits”), the loss of which would, individually or in the aggregate, have a Material Adverse Effect, in compliance with all Laws and the terms and conditions of such Fort Union Permits. To Operator’s Knowledge and except as set forth in Schedule 4.11, no Fort Union Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.12 Contracts.
          (a) Schedule 4.12 sets forth a complete and accurate list of all material Contracts. The Contributing Parties have provided true, correct and complete copies of all material Contracts to the Recipient Parties. Neither the Contributing Parties, nor, to the Knowledge of the Contributing Parties, any other Person, is in default under any material Contract except as disclosed on Schedule 4.12. Except as set forth in Schedule 4.12, each material Contract (other than such Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Contributing Party that is party thereto and, to the Knowledge of the Contributing Parties, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as disclosed on Schedule 4.12, there are no material Contracts with Affiliates of a Contributing Party that will be binding on the System Assets after Closing. Except as set forth in Schedule 4.12, none of the Contributing Parties and, to the Knowledge of the Contributing Parties, no other party is in breach of any Contract, no notice of default or breach has been received or delivered by a Contributing Party under any Contract, the resolution of which is currently outstanding, and there are no current notices received by a Contributing Party of the exercise of any premature termination, price redetermination, market-out or curtailment of any Contract.
          (b) To Operator’s Knowledge, no party thereto is in default or has received any notice of default under any material Fort Union Contract.
     Section 4.13 Condition of Assets. There are no material structural defects relating to any of the System Assets or the assets of Fort Union Partnership and the System Assets and the assets of Fort Union Partnership are in good repair, working order and operating condition, ordinary wear and tear excepted, and are adequate for the operation of the System Assets and Fort Union Partnership consistent with past business practices. To the Knowledge of the

Contributing Parties with respect to the System Assets or to Operator’s Knowledge with respect to Fort Union Partnership, all improvements to the real property owned or used in connection with the System Assets or the assets of Fort Union Partnership do not encroach in any material respect on property of others (other than encroachments that would not materially impair the operations of the System Assets or Fort Union Partnership). There is no pending or, to the Knowledge of the Contributing Parties with respect to the System Assets or to Operator’s Knowledge with respect to Fort Union Partnership, threatened condemnation of any part of the System Assets or the assets of Fort Union Partnership by any Governmental Entity which would have a material adverse effect on the ownership or operation of the System Assets or Fort Union Partnership.
     Section 4.14 Matters Relating to Western Gas Wyoming. Western Gas Wyoming owns no Equity Interest in any Person other than the Fort Union Partnership, is party to no contracts other than the Fort Union Partnership Agreement, has no assets other than the Fort Union Partnership Interest, and has no liabilities or obligations of any kind or character other than those set forth on Schedule 4.14, all of which arise out of its ownership of the Fort Union Partnership Interest.
     Section 4.15 No Undisclosed Liabilities; Accuracy of Data.
          (a) To the Knowledge of the Contributing Parties, all information that has been made available to the Recipient Parties and their representatives by any Contributing Party or any of their directors, partners, officers, employees, agents, advisors or representatives in connection with this negotiation and execution of this Agreement and the transactions contemplated hereby, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made.
          (b) Except for bonds, letters of credit and guarantees related primarily to the Excluded Assets which Contributing Party is retaining, Schedule 4.15 sets forth all bonds, letters of credit and guarantees posted as of the date of this Agreement by any Contributing Party with any Governmental Entity or third person relating to the System Assets.
     Section 4.16 Absence of Certain Changes. Since January 1, 2008, (a) the System Assets and Fort Union Partnership have been operated only in the ordinary course of business consistent with past practices of the Contributing Parties and Fort Union Partnership, (b) there has not been any material damage, destruction or loss with respect to the System Assets or the Fort Union Partnership or its assets, and (c) the System Assets and the Fort Union Partnership or its assets have not become subject to any obligation or liability that would be required to be reflected as an extraordinary item separately listed on an income statement for the business of any Contributing Party or the Fort Union Partnership prepared in accordance with GAAP.
     Section 4.17 Sufficiency of the Assets.
          (a) The assets conveyed to the Recipient Parties by the Contributing Parties as of the Closing Date constitute all of the assets (other than the Excluded Assets) related to the ownership, use and operation of the System Assets and are sufficient to permit the Recipient Parties to own and operate the System Assets in the manner the business represented thereby was conducted by the Contributing Parties on the date of this Agreement and immediately prior to the Closing Date.
          (b) Except as listed on Schedule 4.17, (i) there are no obligations under the terms of the instruments creating the possessory interests of the Contributing Parties or the Recipient Parties of the System Assets requiring the payment of any money to permit the continued use of the rights granted by such instruments and (ii) there are no provisions permitting the termination of any instrument creating the possessory interests of the Contributing Parties or the Recipient Parties of the System Assets prior to the abandonment of the improvements thereon established by the respective instruments or unless such termination is caused by the occurrence of an event of default under the terms of such instruments, in each case outside the ordinary course of business or that would have a Material Adverse Effect.
     Section 4.18 Regulatory Matters.
          (a) No Contributing Party is regulated as a “common carrier” under applicable Law as a result of a Contributing Party’s ownership and operation of the System Assets, and Fort Union Partnership is not regulated as a “common carrier” under applicable Law;
          (b) The System Assets and the assets of Fort Union Partnership are intrastate pipelines and not currently subject to regulation by the United States Federal Energy Regulatory Commission; and
          (c) No assets constituting part of the System Assets were acquired through the use or threatened use of eminent domain by a Contributing Party or, to the Knowledge of a Contributing Party, by that Contributing Party’s predecessors in interest to any of the System Assets.
     Section 4.19 Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding capital commitments or other expenditure commitments which are binding on a Contributing Party or the System Assets and which the Contributing Parties reasonably anticipate will individually or in the aggregate require expenditures by the owner of the System Assets after the Closing Date in excess of $500,000, and no outstanding capital commitments or other expenditure commitments or budgets of Fort Union Partnership which will require the owner of the Fort Union Partnership Interest to make capital contributions to Fort Union Partnership other than those shown on Schedule 4.19.
     Section 4.20 Insurance. Schedule 4.20 lists all insurance policies separately maintained by the Contributing Parties with respect to the System Assets.
     Section 4.21 Management Projections and Budgets. The projections and budgets provided to the Partnership (including those provided to Tudor, Pickering, Holt & Co., LLC (“TPH”), the financial advisor to the Special Committee), by the Contributing Parties as part of the Partnership’s review in connection with this Agreement have a reasonable basis and are consistent with the Contributing Parties’ management’s current expectations. The other financial and operational information provided by the Contributing Parties to TPH as part of its review of the proposed transaction for the Special Committee is complete and correct in all material respects for the periods covered, and is derived from and is consistent with the Contributing Parties’ and Fort Union Partnership’s books and records.
     Section 4.22 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, NONE OF THE CONTRIBUTING PARTIES HAS MADE OR MAKES, AND EACH SUCH CONTRIBUTING PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE SYSTEM ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE SYSTEM ASSETS, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE SYSTEM ASSETS, (II) THE INCOME TO BE DERIVED FROM THE SYSTEM ASSETS, (III) THE SUITABILITY OF THE SYSTEM ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE SYSTEM ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SYSTEM ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SYSTEM ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER AND CONVEYANCE OF THE SYSTEM ASSETS SHALL BE MADE IN AN “AS IS, WHERE IS” CONDITION WITH ALL FAULTS, AND THE SYSTEM ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS AGREEMENT. THIS SECTION SHALL SURVIVE SUCH TRANSFER AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SYSTEM ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS. THE PARTIES AGREE THAT THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS PARAGRAPH ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

     Section 4.23 Investment. The Contributing Parties (which for purposes of this Section include any Anadarko Entity designated by Anadarko to receive any portion of the Unit Consideration) are not acquiring the Unit Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto in violation of the Securities Act or any state securities Laws. The Contributing Parties are familiar with investments of the nature of the Unit Consideration, understand that this investment involves substantial risks, have adequately investigated the Partnership and the Unit Consideration, and have substantial knowledge and experience in financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in purchasing the Unit Consideration, and are able to bear the economic risks of such investment. The Contributing Parties have had the opportunity to visit with the Partnership and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, have received all materials, documents and other information that the Contributing Parties deem necessary or advisable to evaluate the Partnership and the Unit Consideration, and have made their own independent examination, investigation, analysis and evaluation of the Partnership and the Unit Consideration, including their own estimate of the value of the Unit Consideration. The Contributing Parties have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as the Contributing Parties deem adequate. The Contributing Parties acknowledge that the common units constituting the Unit Consideration have not been registered under applicable federal and state securities laws and that the such common units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws, and that the certificates representing such common units will bear a legend to the foregoing effect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE RECIPIENT PARTIES
     The Recipient Parties, jointly and severally, hereby represent and warrant to the Contributing Parties as follows:
     Section 5.1 Organization of Recipient. Each Recipient Party is an entity duly organized, validly existing and in good standing under the Laws of its state of organization, and has all requisite entity power and authority to own, operate and lease the System Assets and prior to Closing will be duly qualified to do business as a foreign entity in the jurisdiction where the System Assets are located.
     Section 5.2 Authorization; Enforceability. Each Recipient Party, as appropriate, has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Recipient Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each Recipient Party of this Agreement and the Recipient Party Ancillary Documents and the consummation by such Recipient Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership or limited liability company action, as appropriate, of the Recipient Parties. This Agreement has been duly executed and delivered by each Recipient Party and constitutes (and each

Recipient Party Ancillary Document executed or to be executed by each Recipient Party has been, or when executed will be, duly executed and delivered by such Recipient Party and constitutes), or when executed and delivered will constitute, a valid and legally binding obligation of the Recipient Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     Section 5.3 No Conflicts. The execution and delivery by each Recipient Party of this Agreement and the other Recipient Party Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of such Recipient Party’s organizational documents or any agreement or instrument to which it is a party or by which it is bound, or (ii) violate any Law applicable to such Recipient Party, except in the case of (ii) above for violations which would not have a material adverse effect on such Recipient Party’s ability to consummate the transactions contemplated by this Agreement.
     Section 5.4 Litigation. Except as set forth in Schedule 5.4, there are no claims, demands, actions, suits, or proceedings pending before any Governmental Entity or arbitrator or to the Recipient Parties’ Knowledge threatened in writing against any Recipient Party or any of its Affiliates which are reasonably likely to impair materially the ability of the Recipient Parties to perform their obligations under this Agreement or the Recipient Party Ancillary Documents.
     Section 5.5 Brokers’ Fees. Except for TPH, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Recipient Parties or any of their Affiliates who is entitled to receive from any Party or its Affiliates any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 5.6 Investment. The Recipient Parties are not acquiring the Western Gas Wyoming Interest with a view to or for sale in connection with any distribution thereof in violation of the Securities Act or any state securities Laws. The Recipient Parties have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Western Gas Wyoming Interest. The Recipient Parties acknowledge that the Western Gas Wyoming Interest has not been registered under applicable federal and state securities Laws and that the Western Gas Wyoming Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business.
          (a) Except as specifically provided in this Agreement or as expressly agreed to in writing by the Partnership, during the period from the date of this Agreement until the Closing, each Contributing Party shall, and shall cause Western Gas Wyoming, with respect to Fort Union Partnership and the Fort Union Partnership Interest, to, (i) own, operate and maintain the System Assets in all material respects according to their usual and ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings relating to the System Assets, and (iii) except as prohibited by the Fort Union Partnership Agreement or the Fort Union Operating Agreement setting forth the obligations of the Operator or Western Gas Wyoming or the other owners of Fort Union Partnership or except as would breach its duties to such other owners as operator of the Fort Union Partnership, (A) cause Fort Union Partnership to conduct is operations in all material respects according to its usual and ordinary course of business consistent with its past practice and (B) preserve intact the current business organization of Fort Union Partnership and preserve Fort Union Partnership’s relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as expressly agreed to in writing by the Partnership, the Contributing Parties shall not promote, or vote or cause to be voted the Fort Union Partnership Interest in favor of, or, if it can as operator of the Fort Union Partnership prevent such actions (unless it would result in a breach of its duties as operator of Fort Union Partnership to any of the other owners thereof), permit, Fort Union Partnership to:
          (i) declare, set aside or pay any dividends, or make any distributions, in respect of its Equity Interests, or repurchase, redeem or otherwise acquire any such Equity Interests, other than dividends or distributions in the ordinary course of business consistent with past practice;
          (ii) merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any Person or other entity;
          (iii) make any change in its organizational documents or governing instruments;
          (iv) purchase any securities of any Person, except short term debt securities of governmental entities, or make any investment in any corporation, partnership, joint venture or other business enterprise; or
          (v) increase its indebtedness, or incur any obligation or liability, direct or indirect, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of business consistent with past practice.
          (b) Each Recipient Party acknowledges that the Contributing Parties own a 50% undivided interest in certain of the System Assets related to the Newcastle System and described on Schedule 6.1(b), and each Recipient Party agrees that the acts or omissions of the other working interest owners who are not affiliated with Contributing Parties shall not constitute a violation of the provisions of this Section 6.1 nor shall any action required by vote of working interest owners constitute such a violation so long as Contributing Parties have voted their interest in a manner consistent with the provisions of this Section 6.1.
     Section 6.2 Access. From the date of this Agreement until the Closing Date, each Contributing Party shall, upon reasonable advance notice by the Partnership, (i) provide each Recipient Party and its representatives reasonable access, during normal business hours, to the System Assets and Western Gas Wyoming and (ii) furnish to each Recipient Party such documents and information in the possession or control of Contributing Parties concerning the System Assets, Western Gas Wyoming, the Western Gas Wyoming Interest, Fort Union Partnership and the Fort Union Partnership Interest, as the Partnership from time to time may reasonably request, but only to the extent that Contributing Parties may comply with the covenants in clause (i) and (ii) above without breaching any confidentiality obligation or other contractual restriction binding on any Contributing Party.
     Section 6.3 Preference Rights and Transfer Restrictions.
          (a) The assignment of the System Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, the Contributing Parties shall initiate all procedures which, in the Contributing Parties’ good faith judgment, are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 4.4 with respect to the transactions contemplated by this Agreement. The Contributing Parties shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith. Notwithstanding anything herein to the contrary (i) the transfer of title to, or interest in, any System Asset subject to a Transfer Requirement, the lack of transfer of which would reasonably be expected to result in termination or other material impairment of any rights in relation to such System Asset, shall not become effective unless and until such Transfer Requirement is satisfied or waived by the holder thereof, expires by its terms or becomes otherwise inoperable or unenforceable and (ii) the Contributing Parties shall use commercially reasonable efforts to satisfy or obtain a waiver or removal of such Transfer Requirement as promptly as practicable. When and if such Transfer Requirement is so satisfied, waived or removed, the assignment of such portion of the System Assets as may be subject thereto shall become effective automatically as of the later of the Closing Date or the date of such satisfaction, waiver or removal, without further action on the part of any Recipient Party or Contributing Party. Until such Transfer Requirement can be satisfied or waived, or becomes otherwise inoperable or unenforceable, the Contributing Parties shall, as of and from the Closing Date (i) hold such System Assets in trust for the Recipient Parties and (A) perform the covenants and obligations thereunder in the Contributing Parties’ name and all benefits and obligations existing thereunder shall be for the Recipient Parties’ account, or (B) to the extent permitted by the terms of the agreements underlying such System Assets, authorize the Recipient Parties to perform obligations and receive all the benefits of the Contributing Parties under such System Assets, or (ii) enter into such other mutually agreeable arrangements with the Recipient Parties and/or the appropriate third party that would otherwise allow the Recipient Parties to receive all benefits of the Contributing Parties under such System Assets.
          (b) The portions of the Cash Consideration and the Unit Consideration allocated to any System Asset, or portion thereof, related to the Newcastle System and set forth on Schedule 6.3(b) affected by a Preference Right (a “Preference Property”) shall be the portions of the Cash Consideration and Unit Consideration, as applicable, allocated thereto on Schedule 6.3(b).
          (c) If the holder of a Preference Right with respect to any Preference Property elects to purchase such Preference Property in accordance with the terms of such Preference Right or if a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right with respect to a Preference Property such Preference Property will be eliminated from the System Assets and the Cash Consideration and Unit Consideration shall be reduced by the respective portions thereof allocated to such Preference Property pursuant to Schedule 6.3(b).
     Section 6.4 Cooperation. Each Contributing Party shall cooperate with each Recipient Party and assist such Recipient Party in identifying all Permits necessary to own and operate the System Assets from and after the Closing Date and, where permissible, transfer existing Permits to such Recipient Party, or, where not permissible, assist the Recipient Party in obtaining new Permits at no cost, fee or liability to such Contributing Party.
     Section 6.5 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VII, to the extent that the fulfillment of such conditions are within the control of such Party; provided, however, that in no event shall any Party or its Affiliates be required to divest any interest that they may have in any material assets or business.
     Section 6.6 Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, letters of credit and guarantees, if any, set forth on Schedule 4.15 posted by any Contributing Party with any Governmental Entity or third Person and relating to the System Assets or the Western Gas Wyoming Interest are to be transferred to the Recipient Parties. The Recipient Parties shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of a Recipient Party, replacements for such bonds, letters of credit and guarantees, and shall use commercially reasonable efforts to cause, effective on or promptly after the Closing, the cancellation or return to the Contributing Parties of such bonds, letters of credit and guarantees posted by such Contributing Party, but only to the extent such replacements are necessary or required under the Contracts or by applicable Law.
     Section 6.7 General Matters. The Recipient Parties shall use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the

Contributing Parties’ conditions to closing in Section 7.3. The Contributing Parties shall use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the Recipient Parties’ conditions to closing in Section 7.2.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions to Each Party’s Obligation to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
          (a) No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
          (b) Legality of Transactions. No action shall have been taken nor any Law shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.
          (c) Opinion of Financial Advisor to Special Committee. The Special Committee shall have received the opinion, in form and substance satisfactory to the Special Committee, of TPH, the financial advisor to the Special Committee, that the transactions contemplated by this Agreement are fair to the Partnership from a financial point of view, and such opinion shall not have been withdrawn.
          (d) Omnibus Agreement G&A. Pursuant to the Omnibus Agreement dated as of May 14, 2009 among the Partnership, the General Partner and Anadarko (the “Omnibus Agreement”), the Partnership and Anadarko shall have mutually agreed on a revised G&A Expenses Limit, as defined in the Omnibus Agreement, to provide any appropriate increase in order to account for adjustments in the nature and extent of the general and administrative services to be provided under the Omnibus Agreement related to the increase in services required by the ownership and operation of the System Assets and the Western Gas Wyoming Interest.
          (e) Partnership Agreement Amendment. WGR Holdings, the General Partner and the Partnership shall have mutually agreed on an amendment to the Partnership Agreement that would permit the Partnership to make a special cash distribution in the amount of the Cash Consideration to WGR Holdings (without a corresponding distribution to the General Partner or the limited partners of the Partnership)(the “Partnership Agreement Amendment”), which distribution will be made by the wire transfer contemplated in Section 3.3(a).
     Section 7.2 Conditions to the Recipient Parties’ Obligation to Close. The obligation of the Recipient Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Partnership in its sole discretion), at or prior to the Closing, of each of the following conditions:

          (a) Preference Rights and Transfer Requirements. With respect to each Preference Right, (i) each holder of such Preference Right has waived such Preferred Right or, if such holder has been offered a Preference Property pursuant to Section 6.3, such holder has either elected to purchase the Preference Property or (ii) the time in which such Preference Right may be exercised has expired and no suit, action or other proceeding has been initiated by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce such Preference Right. All Transfer Requirements described in Schedule 4.4 that provide that transfer of a System Asset without compliance with such Transfer Requirement would reasonably be expected to result in termination or other material impairment of any rights in relation to such System Asset, have been complied with or otherwise satisfied.
          (b) Representations and Warranties. The representations and warranties of the Contributing Parties set forth in Article IV shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of the Contributing Parties by an officer of Anadarko.
          (c) Release of Liens. WGRAH shall have obtained a release of the Lien on the Western Gas Wyoming Interest from Bank of America, N.A. in form and substance reasonably satisfactory to the Partnership.
          (d) Performance of Obligations. The Contributing Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Contributing Parties under this Agreement prior to or on the Closing Date, and the Recipient Parties shall have received a certificate to such effect signed on behalf of the Contributing Parties by an officer of Anadarko (such certificate, together with the certificate described in Section 7.2(b), the “Contributing Party Closing Certificate”).
          (e) Release of Subsidiary Guarantee Agreement. WGRAH shall have obtained a release of Western Gas Wyoming from the Subsidiary Guarantee Agreement in form and substance reasonably satisfactory to the Partnership.
          (f) Contributing Party Ancillary Documents. The Contributing Parties shall have delivered, or caused to be delivered, to the Recipient Parties the Contributing Party Ancillary Documents required under Section 3.2.
          (g) Permits. Each of the Permits held by the Contributing Parties which are assignable by the Contributing Parties shall have been assigned to the applicable Recipient Party in accordance with applicable Law, and for Permits held by the Contributing Parties which are not so assignable, the applicable Recipient Party shall have been issued a new replacement Permit with terms and conditions reasonably satisfactory to the Recipient Parties except for

Permits that, in transactions similar to the transactions contemplated by this Agreement, are normally obtained by the acquirer thereunder after the consummation thereof.
          (h) Preliminary Settlement Statement. The Partnership shall have received the Preliminary Settlement Statement.
          (i) Following the Closing, a Recipient Party will be the operator of the Newcastle System and the System Assets related thereto.
     Section 7.3 Conditions to the Contributing Parties’ Obligation to Close. The obligation of the Contributing Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Anadarko), at or prior to the Closing, of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Recipient Parties set forth in this Agreement shall be true and correct in all material respects (other than representations and warranties that are already qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner.
          (b) Performance of Obligations. The Recipient Parties shall have performed in all material respects (other than covenants and obligations that are already qualified as to materiality or Material Adverse Effect, which covenants and obligations shall have been performed in all respects) all covenants and obligations required to be performed by the Recipient Parties under this Agreement prior to or on the Closing Date, and the Contributing Parties shall have received a certificate to such effect signed on behalf of the Recipient Parties by an officer of the General Partner (such certificate, together with the certificate described in Section 7.3(a), the “Recipient Party Closing Certificate”).
          (c) Recipient Party Ancillary Documents. The Recipient Parties shall have delivered, or caused to be delivered, to the Contributing Parties the Recipient Party Ancillary Documents required under Section 3.3.
          (d) Delivery of Consideration. The Recipient Parties shall have delivered the Cash Consideration and the Unit Consideration in accordance with Section 3.3.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination.
          (a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
               (i) by mutual written consent of Anadarko and the Partnership;

          (ii) by either Anadarko or the Partnership if the Closing has not occurred within ninety (90) days of the date of this Agreement (the “Termination Date”); provided, however, that this right to terminate this Agreement shall not be available to any Party whose breach of this Agreement or whose Affiliate’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (iii) by either Anadarko or the Partnership if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement; or
          (iv) by either Anadarko or the Partnership in the event of a breach by any Recipient Party or Contributing Party, as applicable, of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(b), Section 7.2(d), Section 7.3(a) or Section 7.3(b), as applicable, and (B) cannot be or has not been cured by the earlier of (1) twenty (20) days following receipt by the breaching party of written notice of such breach or (2) the Business Day immediately preceding the Termination Date.
          (b) Effect of Investigation. The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such Party regarding the subject matter giving rise to such right of termination.
     Section 8.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1, the undertakings of the Parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that no such termination shall relieve any Party of any intentional material breach of any term or provision hereof.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Survival.
          (a) The representations and warranties in this Agreement shall survive the Closing until the applicable dates specified in Sections 9.1(b) and 9.1(c) and regardless of any inspection or investigation by or on behalf of the Recipient Parties or the Contributing Parties, respectively; provided that any representation or warranty with respect to which a claim for indemnification has been brought pursuant to this Article IX that is pending at the end of the applicable survival period shall continue to survive until the final resolution of such claim.
          (b) The liability of Anadarko and the Contributing Parties for the breach of any of the representations and warranties of Anadarko and the Contributing Parties set forth in Article IV shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties in Section 4.9 shall be limited to claims for which a Partnership Indemnified Party delivers written notice to Anadarko on or before twenty-four (24)

months after the Closing Date; and (ii) the representations and warranties set forth in Sections 4.1, 4.2 and 4.7 shall not be limited as to time other than the applicable statute of limitations.
          (c) The liability of the Recipient Parties for the breach of any of the representations and warranties of the Recipient Parties set forth in Article V shall be limited to claims for which an Anadarko Indemnified Party delivers written notice to the Partnership on or before eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 5.1 and 5.2 shall not be limited as to time other than the applicable statute of limitations.
     Section 9.2 Indemnification of the Anadarko Indemnified Parties. Solely for the purpose of indemnification in this Section 9.2, the representations and warranties of the Recipient Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. The Partnership, from and after the Closing Date, shall indemnify and hold Anadarko and the Contributing Parties and their respective Affiliates (other than any of the Partnership Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with Anadarko and the Contributing Parties, the “Anadarko Indemnified Parties”) harmless from and against any and all Losses, suffered or incurred by the Anadarko Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.1, any breach of a representation or warranty of the Recipient Parties in this Agreement (which for this purpose is deemed not to include Exhibits E through G or Schedule 3.2), and (b) any breach of any agreement or covenant on the part of the Recipient Parties in this Agreement.
     Section 9.3 Indemnification of the Partnership Indemnified Parties. Solely for the purpose of indemnification in this Section 9.3, the representations and warranties of Anadarko and the Contributing Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Anadarko shall indemnify and hold the Recipient Parties and their respective Affiliates (other than any of the Anadarko Entities), shareholders, unitholders, members, directors, officers, employees, agents and representatives (together with the Recipient Parties, the “Partnership Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Partnership Indemnified Parties as a result of, caused by, arising out of, or in any way relating to (a) subject to Section 9.1, any breach of a representation or warranty of Anadarko or the Contributing Parties in this Agreement (which for this purpose is deemed not to include Exhibits E through G or Schedule 3.2); (b) any breach of any agreement or covenant on the part of Anadarko or the Contributing Parties in this Agreement; (c)(i) any Environmental Activity relating to monitoring, or remediation of contamination identified at the Kitty Gas Plant Complex or the Newcastle Plant; and (ii) any remediation or other Environmental Activity identified through or created by the requirements associated with closing or shutting down any of the System Assets where such shutting down or closing occurred less than one year prior to the Closing Date; (d) all Tax liabilities (i) attributable to the ownership or operation of the System Assets, Western Gas Wyoming or Fort Union Partnership prior to the Closing Date, or (ii) with respect to Western Gas Wyoming, arising under Treasury Regulation Section 1.1502-6 and any similar Law, by contract, as successor or transferee or otherwise and which Tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date; and (e) the renewal or replacement of, or the inability to renew or replace, the easements and rights-of-way listed on Schedule 4.6(a).
     Section 9.4 Demands. The Indemnified Party agrees that within thirty (30) days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article IX, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (any such third party action being referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will provide notice thereof in writing to the Indemnifying Party specifying in reasonable detail the nature of and specific basis for such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 9.4 will not relieve the Indemnifying Party from the liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. Such notice shall include a formal demand for indemnification under this Agreement.
     Section 9.5 Right to Contest and Defend. The Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel (in the reasonable opinion of the Indemnifying Party) employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect to such claim by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of an Indemnity Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, which fully and completely releases the Indemnified Party in connection with such Indemnity Claim and which would not otherwise adversely affect the Indemnified Party.
     Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, upon the advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
     Section 9.6 Cooperation. The Indemnified Party agrees to cooperate with the Indemnifying Party with respect to all aspects of the defense of any Indemnity Claims covered by the indemnification set forth in this Article IX, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party reasonably considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 9.6, unless otherwise required by Law or the listing standards of the New York Stock Exchange or any other applicable exchange or quotation system. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IX; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense to the extent provided above.
     Section 9.7 Payment of Losses. The indemnification required hereunder shall be made by monthly payments of the amount thereof during the course of the investigation or defense, within thirty (30) days as and when reasonably specific bills are received or Loss is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the indemnification provisions of this Agreement, the amount to be paid shall be reduced by (i) any insurance proceeds related to indemnified Losses realized by the Indemnified Party and (ii) any amounts related to indemnified Losses recovered by the Indemnified Party under contractual indemnities from third parties.
     Section 9.8 Limitations on Indemnification.
          (a) To the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to (i) Section 9.3(a) (other than for Losses related to a breach of the representations and warranties in Section 4.6), Anadarko shall not be liable for those Losses unless the aggregate amount of Losses exceeds one percent (1%) of the sum of (A) the Cash Consideration plus (B) the dollar value of the Unit Consideration on the Closing Date (the sum of (A) and (B) being the “Aggregate Consideration”) (the “Deductible”), and then only to the extent of any such excess and (ii) Section 9.3(a) for Losses related to a breach of the representations and warranties in Section 4.6, Anadarko shall not be liable for those Losses unless the aggregate amount of Losses exceeds $100,000 and then only to the extent of any such excess.

          (b) In addition, to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(a), Anadarko shall not be liable for such Losses that exceed, in the aggregate, twenty-five percent (25%) of the Aggregate Consideration less the Deductible.
          (c) Notwithstanding clauses (a) and (b) above, to the extent the Partnership Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.3(b), 9.3(c), 9.3(d) or 9.3(e) or for claims arising from fraud, Anadarko shall be fully liable for such Losses without respect to the Deductible in Section 9.8(a) and the limitations in Section 9.8(b).
          (d) To the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for those Losses unless the aggregate amount of Losses exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess. In addition, to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(a), the Partnership shall not be liable for such Losses that exceed, in the aggregate, ten percent (10%) of the Aggregate Consideration less the Deductible.
          (e) Notwithstanding clause (d) above, to the extent the Anadarko Indemnified Parties are entitled to indemnification for Losses pursuant to Section 9.2(b) or for claims arising from fraud, the Partnership shall be fully liable for such Losses without respect to the Deductible and the limitations in Section 9.8(d).
     Section 9.9 Sole Remedy. Notwithstanding anything herein to the contrary, after the Closing, this Article IX contains the Anadarko Indemnified Parties’ and the Partnership Indemnified Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article IV and Article V and in the covenants in this Agreement to be performed prior to Closing, in each case other than claims or causes of action arising from fraud. All references in this Article IX to such breaches of such representations, warranties, covenants and agreements include any affirmation of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing by the Contributing Parties pursuant to Section 3.2(d) and by the Recipient Parties pursuant to Section 3.3(e).
     Section 9.10 Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. ANADARKO AND THE CONTRIBUTING PARTIES AND THE RECIPIENT PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF ANADARKO AND THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE X
ADDITIONAL AGREEMENTS
     Section 10.1 Further Assurances. The Contributing Parties hereby agree that, from time to time, at the request of a Recipient Party and without further consideration, they will execute and deliver to the Recipient Parties such other deeds, bills of sale, instruments of conveyance, assignment and transfer, and notices, affidavits and acknowledgements, and take such action as the Recipient Parties may reasonably require to effectively convey, transfer, and assign to the Recipient Parties, and to put the Recipient Parties in possession of the System Assets and the Western Gas Wyoming Interest. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.
     Section 10.2 NORM, Wastes and Other Substances. Each Recipient Party acknowledges that the System Assets have been used for the gathering and transportation of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Systems or associated with the System Assets. Equipment and sites included in the System Assets may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of pipes, materials, and Equipment as scale, or in other forms. The pipes, materials, and Equipment included in the System Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, hazardous substances, and NORM from the System Assets. This Section 10.2 does not relieve or release Anadarko and the Contributing Parties from any representation, warranty, covenant, obligation, indemnification, or commitment by Anadarko and the Contributing Parties regarding Environmental Laws, Environmental Activity or Hazardous Substances in this Agreement, including but not limited to those contained in Section 4.9 and Section 9.3.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Expenses. Except as provided in Section 3.6, or as provided in the Ancillary Documents, regardless of whether the transactions contemplated in this Agreement occur, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense.
     Section 11.2 Notices. Any notice or other communication to be given under this Agreement by any Party to another shall be in writing and shall be (i) delivered personally, (ii) sent by courier service requiring acknowledgement of receipt or, (iii) sent by facsimile transmission. Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by facsimile transmission shall be confirmed by appropriate answer-back, and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Notices or other communications shall be directed to the following addresses:
Notices to Anadarko:
Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Senior Vice President, General Counsel
     and Chief Administrative Officer
Facsimile No.: (832) 636-0547
Notices to any of the Contributing Parties:
Western Gas Resources, Inc.
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130
WGR Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130
WGR Asset Holding Company, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-7130
Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President
Facsimile No.: (832) 636-6001
Notices to any of the Recipient Parties:
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Partner
Facsimile No.: (832) 636-6001

Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President and Chief Executive Officer
Facsimile No.: (832) 636-6001
Western Gas Operating, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: President and Chief Executive Officer
Facsimile No.: (832) 636-6001
WGR Operating, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: General Partner
Facsimile No.: (832) 636-6001
with copies (which shall not constitute notice) to:
Special Committee of the Board of Directors of Western Gas Holdings, LLC
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Chairman
Facsimile No.: (832) 636-6001
Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Gary W. Orloff
Facsimile No.: (713) 221-2166
     Any Party may at any time change its address for service from time to time by giving notice in accordance with this Section 11.2.
     Section 11.3 Severability. If any term or other provision of this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intention of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     Section 11.4 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas,

excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transaction contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transaction contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
     Section 11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for express language with respect to the Partnership Indemnified Parties and the Anadarko Indemnified Parties contained in the indemnification provisions of Article IX.
     Section 11.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void.
     Section 11.7 No Amendment or Waiver. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement or a breach hereof shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
     Section 11.9 Integration. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Exhibits and Schedules hereto and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or the Ancillary Documents.

     Section 11.10 Determinations by the Partnership. Whenever a determination, decision or approval by the Partnership is called for in this Agreement, such determination, decision or approval must be authorized by the Special Committee.
     Section 11.11 Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable Law or stock exchange requirements.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RECIPIENT PARTIES:

WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its General Partner

By: /s/ Robert G. Gwin
Name: Robert G. Gwin
Its: President and Chief Executive Officer

WESTERN GAS HOLDINGS, LLC

By:	/s/ Robert G. Gwin

Name: Robert G. Gwin
Its: President and Chief Executive Officer

WESTERN GAS OPERATING, LLC

By:	/s/ Robert G. Gwin

Name: Robert G. Gwin
Its: President and Chief Executive Officer

WGR OPERATING, LP

By:	Western Gas Operating, LLC,
its General Partner

By: /s/ Robert G. Gwin
Name: Robert G. Gwin
Its: President and Chief Executive Officer

CONTRIBUTING PARTIES:

WESTERN GAS RESOURCES, INC.

By:	/s/ Karl F. Kurz

Name: Karl F. Kurz
Its: President
Signature Page 1 to Contribution Agreement

WGR HOLDINGS, LLC

By:	/s/ Karl F. Kurz
Name: Karl F. Kurz
Its: President

WGR ASSET HOLDING COMPANY, LLC

By:	/s/ Karl F. Kurz

Name: Karl F. Kurz
Its: President

WESTERN GAS HOLDINGS, LLC

By:	/s/ Robert G. Gwin

Name: Robert G. Gwin
Its: President and Executive Officer
Executed by Anadarko Petroleum Corporation,
solely for purposes of its obligations under
Article II, Article IV and Article IX of this Agreement

ANADARKO PETROLEUM CORPORATION

By:	/s/ Karl F. Kurz
Name: Karl F. Kurz
Its: Senior Vice President and Chief Operating Officer
Signature Page 2 to Contribution Agreement

Exhibit F
TERM LOAN AGREEMENT DUE 2013
$175,000,000
This TERM LOAN AGREEMENT (this “Agreement”) is made as of [November/December xx], 2008 (the “Effective Date”), between Anadarko Petroleum Corporation, a Delaware corporation, with principal offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380 (“Lender”), and Western Gas Partners, LP, a Delaware limited partnership with principal offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380 (“Borrower”).
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:
1. Loan. Subject to the terms and conditions of this Agreement, on the Effective Date Lender agrees to make a loan (“Loan”) to Borrower in an aggregate principal amount not to exceed $175,000,000.00 (the “Commitment Amount”). The Commitment Amount is not revolving; amounts repaid may not be reborrowed.
2. Repayment of the Loan. Borrower promises to pay the outstanding principal balance of the Loan, together with interest accrued and outstanding thereon and any other sums due hereunder, on [November/December xx], 2013 (the “Maturity Date”) or such earlier date upon which the maturity of the Loan may have been accelerated pursuant to Section 11.
3. Guaranty. Western Gas Resources, Inc., a corporation organized under the laws of the State of Delaware (the “Guarantor”) unconditionally and irrevocably guarantees to the Lender, in the event of non-performance by the Borrower, including the occurrence of an Event of Default as set forth pursuant to Section 11:
     (a) the due and punctual payment in full (and not merely the collection) of the principal of the Commitment Amount and the interest thereon, in each case when due and payable, all according to the terms of this Agreement; and
     (b) the due and punctual payment in full (and not merely the collection) of all other sums and charges which may at any time be due and payable in accordance with this Agreement.
4. Early Repayment of the Loan. The Borrower will have the option to repay the Loan upon 30 days prior notice, in whole or in part, on any business day commencing [November/December XX], 2010. The repayment price will equal 100% of the principal amount of the notes to be redeemed plus accrued interest on the notes to be redeemed to the date of redemption.
5. Procedure for Borrowing. On the Business Day (together with other capitalized terms not defined in the body of this Agreement, as defined in Exhibit A) prior to the Effective Date, Borrower shall deliver a notice to Lender in accordance with the procedures set forth in, and subject to the terms of, Section 2.03 of the Revolving Credit Agreement, except that: (a) Borrower shall give such notice no later than 12:00 p.m., Houston time; (b) Borrower shall give such notice to and in a form acceptable to Lender rather than the applicable agent under the

Revolving Credit Agreement; (c) any term of the Revolving Credit Agreement to the contrary notwithstanding, the Loan may only be made in US Dollars; and (d) interest shall be as calculated in Section 6.
6. Interest. Borrower shall pay interest on the unpaid principal amount of the Loan outstanding from the Effective Date until the principal amount shall be paid in full, at a rate per annum at all times during each Interest Period equal to the interest rate for such Interest Period, payable in arrears on each Payment Date; provided that, in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest payable hereunder shall be calculated on the basis of a year of 360 days comprised of 12 months of 30 days each.
7. Interest Period. The period (the “Interest Period”) commencing on the Effective Date and ending on, but not including, March 1, 2009 and thereafter, each subsequent period commencing on the last day of the next preceding Interest Period and ending on, but not including, the next succeeding first Business Day of March, June, September, or December as the case may be; provided, that, in the case of any Interest Period that commences before the Maturity Date, and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on the Maturity Date.
8. Interest Rate. For the period commencing on the Effective Date and ending on December 1, 2010, interest shall be assessed at a fixed rate per annum equal to 4.0% (the “Fixed Rate”). For the period commencing on December 1, 2010 and ending on the Maturity Date, interest shall be assessed at a floating rate of interest equivalent to the LIBO Rate plus 150 basis points (the “Floating Rate”). The LIBO Rate shall be set for each Interest Period as provided in Exhibit A.
Notwithstanding the foregoing provisions of this Section 8 or any other provision of this Agreement, interest on the Loan and other amounts due hereunder at any time shall be limited to the highest lawful rate that may be charged under the laws of the State of Texas at such time.
9. Borrower’s Representations and Warranties. Borrower represents and warrant to Lender that:
     (a) Borrower (i) has been duly formed and is validly existing in good standing under the laws of the State of Delaware and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole; and
     (b) this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms.
10. Conditions of Lending. The obligation of Lender to make the Loan is subject to the conditions precedent that:

     (a) Each of the representations and warranties set forth in Section 9 is true and accurate on and as of the date of the making of such Loan; and
     (b) no event has occurred and is continuing or would result from the proposed Loan that constitutes a Default or Event of Default.
11. Events of Default. If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:
     (a) Borrower shall default in any payment of principal of the Loan when and as the payment shall become due and payable, or Borrower shall default in any payment of interest as required herein, or in the payment of any fees or other amounts as required herein, when the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;
     (b) Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing of its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or
     (c) a proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Borrower; or
     (d) a Change of Control shall occur, then and in each and every case Lender, by notice in writing to Borrower, may terminate the commitment of Lender hereunder and/or declare the unpaid balance of the Loan and any other amounts payable hereunder to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Section 11(b) and Section 11(c) above, the commitments of Lender hereunder shall automatically terminate and the Loan and any other amounts payable hereunder shall forthwith be due and payable.
12. Notices. Notices under and in connection with this Agreement shall be given and deemed effective as provided in Section 9.01 of the Revolving Credit Agreement.

13. Waivers; Amendments. No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power. No waiver of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender. This Agreement may not be amended or modified except by a writing signed by the parties.
14. Expenses of Enforcement. Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loan and any other amounts due Lender hereunder. Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loan or any transaction in which any proceeds of all or any part of the Loan made hereunder are applied, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party.
15. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.
16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.
17. Headings; Section References. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. References to Sections in this Agreement are to Sections of this Agreement.
18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
19. Entire Agreement. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
20. Notices. All notices under this Agreement shall be in writing and delivered to the respective parties at their principal offices stated at the beginning hereof.
21. No Third Party Beneficiaries. The agreement of Lender to make the Loan to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

22. Special Exculpation. No claim may be made by Borrower or any other person against Lender, its directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
23. Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
24. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.
25. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.
26. Non-Recourse to Partners. The Lender agrees that in the event of non-performance by the Borrower hereunder, including an Event of Default, the Lender’s rights to payment under this Agreement are limited to the assets of the Borrower and the Guaranty provided by Section 3, and the Lender may not pursue payment from any general partner (including the General Partner) or limited partner of the Borrower for any amounts hereunder, even if the assets of the Borrower and amounts received pursuant to such Guaranty are insufficient to pay all amounts due to the Lender under this Agreement.

In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

Anadarko Petroleum Corporation

By:

Bruce W. Busmire
Vice President, Chief Accounting Officer and Treasurer

Western Gas Partners, LP

By: Western Gas Holdings, LLC, its general partner

By:

Robert G. Gwin
President and Chief Executive Officer

Western Gas Resources, Inc.

By:

Bruce W. Busmire
Vice President, Chief Accounting Officer and Treasurer
Signature Page to Term Loan Agreement Due 2013

Exhibit A
As used in the Agreement to which this Exhibit A is attached, the following terms have the meanings indicated:
“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; provided that when used in connection with an Interest Period, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.
“Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the General Partner; (ii) the dissolution or liquidation of the General Partner; (iii) the consolidation or merger of the General Partner with or into another Person pursuant to a transaction in which the outstanding membership interests of the General Partner are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding membership interests of the General Partner are changed into or exchanged for Voting Securities of the surviving corporation or its parent and (b) the Lender continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving corporation or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of the General Partner, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company (including any permitted successors and assigns under the Agreement of Limited Partnership of the Borrower).
“LIBO Rate” means for each Interest Period, the rate reported by Bloomberg L.P. in its index of rates (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the Lender at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of
Exhibit A to Term Loan Agreement Due 2013

the financial institution then serving as administrative agent under the Revolving Credit Agreement in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Payment Date” means the last day of each Interest Period, commencing March 1, 2009.
“Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
“Revolving Credit Agreement” at any time means the revolving credit agreement with the largest aggregate commitment amount to which Lender is then a party as the borrower, as amended, or if there is no such revolving credit agreement then in effect, the last revolving credit agreement to which Lender was a party as the borrower. As of the Effective Date, the Revolving Credit Agreement is the revolving credit agreement dated as of March 4, 2008 among, inter alia, Anadarko Petroleum Corporation, JPMorgan Chase Bank, as US Administrative Agent, and the lenders party thereto, as amended.
“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person, or in the case of a limited partnership, a majority of the general partner interests in such limited partnership.
Exhibit A to Term Loan Agreement Due 2013